Exhibit 23.2

August 22, 2006

New Oriental Education & Technology Group Inc. No.6 Hai Dian Zhong Street, 9th Floor Haidian District, Beijing 100080 People’s Republic of China	DIRECT LINE: 2842 9532 E-MAIL: Wynne.Lau@conyersdillandpearman.com OUR REF: WL/ot/220557 YOUR REF:

Dear Sirs,

New Oriental Education & Technology Group Inc.

We hereby consent to the use of our name under the headings “Taxation,” “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by New Oriental Education & Technology Group Inc. on August 22, 2006, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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